As filed with the Securities and Exchange Commission on December 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forward Pharma A/S

(Exact Name of Registrant as Specified in Its Charter)

Denmark	Østergade 24A, 1 1100 Copenhagen K, Denmark +45 33 44 42 42	98-1228011
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Stand alone stock option awards

(Full Title of the Plans)

CT Corporation System 1015 15th Street, NW Suite 1000 Washington, DC 20005	Copies to: Ryan A. Murr Gibson, Dunn & Crutcher LLP 555 Mission St. Suite 3000 San Francisco, CA 94105

(Name and Address of Agent For Service)

(202) 572-3100

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, nominal value DKK 0.01 per share:	$2,523,933	$0.17	$429,068.61	$39.77

(1)	The ordinary shares, nominal value DKK 0.01, registered hereby may be represented by American Depository Shares, or ADSs, of Forward Pharma A/S (the “Registrant”). The ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-199230). Each American Depositary Share represents the right to receive fourteen ordinary shares.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares underlying the ADSs that become issuable under the stand alone stock option awards (the “Stock Options”) by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares.

(3)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act based on the weighted average exercise price per share of the outstanding Stock Options.

FORWARD PHARMA A/S

REGISTRATION STATEMENT ON FORM S-8

This Registration Statement on Form S-8 is being filed by Forward Pharma A/S (the “Company” or the “Registrant”) to register 2,523,933 ordinary shares, nominal value DKK 0.01 per share (the “Shares”) issuable pursuant to outstanding stock options granted outside of the Company’s equity incentive plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information required in this Part I will be delivered to the grantees, as specified in Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1.	Our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Commission on April 14, 2021;

2.	Our Forms 6-K filed with the Commission on January 12, 2021(relating to Item 1 thereof and related Exhibit 99.1), April 15, 2021, May 4, 2021, May 27, 2021, May 28, 2021, June 8, 2021, September 7, 2021 and October 12, 2021; and

3.	The description of our ordinary shares contained in Exhibit 2.6 to our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 24, 2020, and any amendment or report filed with the Commission for the purposes of updating the description.

In addition, certain of the Registrant’s Reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Association do not currently provide for indemnification of our officers or directors.

We have entered into indemnification agreements with our executive officers and members of our board of directors.

We have entered into an insurance policy which insures our directors and executive officers for claims alleging a violation of any provision of the Securities Act, the Exchange Act, or any similar federal or state law or regulation or any common law relating thereto, subject to certain exceptions.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	English translation of Amended and Restated Articles of Association, dated April 13, 2021 (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F filed on April 14, 2021).

4.2	Deposit Agreement between the Registrant and The Bank of New York Mellon, as depositary, dated October 14, 2014 (incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F filed on March 25, 2015)

4.3	Letter Agreement between the Registrant and The Bank of New York Mellon, as depositary, dated May 29, 2019 (incorporated by reference to Exhibit 2.3 to the Company’s Annual Report on Form 20-F filed on April 24, 2020).

4.4*	Form of Stand Alone Stock Option Award Agreement.

5.1*	Opinion of Mazanti-Andersen Advokatpartnerselskab LLP.

23.1*	Consent of Mazanti-Andersen Advokatpartnerselskab LLP (contained in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page).

*Filed herewith.

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Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on this 13th day of December, 2021.

FORWARD PHARMA A/S

By:	/s/ Claus Bo Svendsen
Name:	Claus Bo Svendsen
Title:	Chief Executive Officer

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POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Florian Schönharting and Claus Bo Svendsen, and each of them severally as his or her attorney-in-fact to date and file with the Securities and Exchange Commission this Registration Statement on Form S-8, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name	Title	Date
/s/ Claus Bo Svendsen	Chief Executive Officer	December 13, 2021
Claus Bo Svendsen, MD, PhD	(principal executive and financial officer)

/s/ Florian Schönharting	Chairman	December 13, 2021
Florian Schönharting, M.Sc. (Econ)

/s/ Torsten Goesch	Director	December 13, 2021
Torsten Goesch, MD, PhD, MBA

/s/ Grant Hellier Lawrence	Director	December 13, 2021
Grant Hellier Lawrence

/s/ Jakob Mosegaard Larsen	Director	December 13, 2021
Jakob Mosegaard Larsen

/s/ Duncan Moore	Director	December 13, 2021
Duncan Moore, PhD

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Forward Pharma A/S has signed this registration statement on December 13, 2021.

Forward Pharma USA, LLC

By:	/s/ Thomas Carbone
Name: Thomas Carbone
Title: Vice President, Finance and Controller